UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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INGEVITY CORPORATION

(Name of Registrant as Specified In Its Charter)

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On February 25, 2025, Ingevity Corporation (the “Company”) issued the following press release. A copy of the stockholder letter included in the press release was also sent directly to certain stockholders of the Company.

Ingevity Highlights Significant Momentum on Actions Underway to Drive Improved Performance and Value Creation

Delivered Record Year in Performance Materials and Strategic Repositioning in Performance Chemicals Is Already Demonstrating Results

Business Portfolio Review Is Progressing with Recently Announced Strategic Alternatives Process for Industrial Specialties Product Line and Evaluation of Additional Portfolio and Cost Reduction Actions Ongoing

Provides Information About Engagement with Vision One

NORTH CHARLESTON, S.C., – February 25, 2025 – Ingevity Corporation (NYSE: NGVT) today issued the following letter to stockholders in response to the presentation issued by Vision One Management Partners (“Vision One”) earlier today:

Dear Ingevity Stockholders,

The Ingevity Board of Directors and leadership team are committed to taking aggressive actions to deliver significant, sustainable value creation for all Ingevity stockholders. Over the last year, we have undertaken a broad range of initiatives to enhance our business performance, improve our portfolio and strengthen our governance. These initiatives include:

•
Delivering a record year for Performance Materials. In 2024, we delivered record performance for our Performance Materials business for both sales and EBITDA, with margins surpassing 50%, driven by new pricing and operational efficiency initiatives. We expect continued momentum in this business as we see ICE vehicles continue to become more fuel efficient, as well as consumer preferences trending toward hybrids. We are also making progress in developing new markets for our carbon technologies in silicon anode batteries through our investment in Nexeon.

•
Transforming our Performance Chemicals segment. We have made significant progress proactively managing our Performance Chemicals business, exiting lower margin, cyclical end markets, reducing our physical footprint to optimize costs and diversifying our raw material streams. In addition, we have addressed uneconomic long-term supply contracts, enhancing our ability to better manage the cost and timing of key raw material purchases.

•
Reviewing our portfolio, including a formal process for our Industrial Specialties product line and North Charleston CTO refinery. On October 30, 2024, we publicly announced that we were reviewing our business portfolio, a review which began in March 2024. As part of this review, we announced on January 16, 2025, a formal exploration of strategic alternatives for the majority of the Industrial Specialties product line and our North Charleston CTO refinery. We expect that exiting this product line will further strengthen the Performance Chemicals segment and enable us to focus our attention on higher growth and higher margin opportunities within our portfolio while improving the company’s earnings and cash flow profile. We are proceeding expeditiously with the review of Industrial Specialties and the refinery and expect to communicate a path forward by year end. We are also continuing to review the rest of our portfolio.

•
Continuing to enhance our Board with fresh, qualified perspectives. In June 2024, as part of our ongoing board refreshment process, we began a search for a new director with the assistance of an independent search firm. This search culminated in the appointment of J. Kevin Willis, Senior Vice President & Chief Financial Officer of Ashland Inc., to our Board in December 2024. Mr. Willis played an integral role in Ashland’s successful separation from Valvoline and the reorganization of Ashland’s European operations. With Mr. Willis’s appointment, Ingevity has now added three new independent directors over the last three years.

Despite a challenging market backdrop, these initiatives are already delivering results. In addition to our record results in Performance Materials, we realized $84 million in savings as part of our Performance Chemicals repositioning actions in 2024 – materially above our target of $65-$75 million – and expect to realize approximately $10-$25 million in 2025. As a result, in 2024, our second half EBITDA margins increased to approximately 28% and we delivered free cash flow that significantly exceeded our prior guidance. We have used that improved free cash flow to reduce debt and are targeting a net leverage ratio of below 2.8x by year-end 2025. We expect to continue our strong trajectory in 2025, targeting $400 to $415 million in EBITDA.

It is important to emphasize that in addition to the meaningful actions already underway, the Company is continuing to evaluate additional opportunities to further reduce costs, as well as reviewing our portfolio with a “best owner” mindset. The CEO search is progressing well and we are very pleased with the quality of the candidates under consideration.

Background on Engagement with Vision One

As you have likely seen, one of our recent stockholders, Vision One, today issued a public presentation outlining their perspectives on the Company and making specific demands regarding our portfolio and governance.

Vision One first approached the Company in November 2024 – well after we initiated a search for new directors and announced our CEO transition and new strategic priorities, including our portfolio review. Since first being made aware of their concerns through a letter to our Board, members of Ingevity’s Board and management team have met with Vision One’s principals to hear their views on the Company, with the goal of developing a constructive dialogue on how to deliver more stockholder value.

In January, Vision One formally nominated four director candidates, including Vision One principals Courtney Mather and Julio Acero, along with two other candidates, Merri Sanchez and F. David Segal. Our Nominating and Governance Committee carefully considered and interviewed each of the nominees pursuant to our established process. At the conclusion of that process, the Nominating and Governance Committee ultimately decided not to recommend any of the candidates to the Board.

In coming to its conclusion, the Committee determined that each of Vision One’s candidates lacked relevant sector or public company executive experience and would not meaningfully improve the mix of operational, portfolio or capital allocation expertise on the Board, which are areas of expertise that the Board believes are priorities given the Company’s ongoing evaluation of operational improvements and the review of the Company’s portfolio.

In an effort to advance a constructive resolution with Vision One, we offered to work collaboratively with Vision One to identify a mutually agreed director candidate that had expertise aligned with the needs of the Company and our strategy at this time. We also invited them to present their perspectives to the Board, in an effort to deepen our engagement and dialogue.

However, with Ingevity in the midst of a CEO transition and an active strategic review process, Vision One has rejected our efforts to engage constructively and has been focused on adding their four hand-picked representatives to the Board. It has now launched a proxy contest to further this objective. While the Company remains open to engagement with Vision One, we do not believe that Vision One’s candidates are additive to our Board and do not believe that their election would be in the best interests of the Company. The Ingevity Board remains open to resolving this matter constructively with Vision One – but will only do so in a manner that serves the best interest of all Ingevity stockholders.

We look forward to engaging with our stockholders over the coming weeks to hear your perspectives, and we thank you for your continued investment in and support of Ingevity.

The Ingevity Board and its Nominating and Governance Committee will present its formal recommendation regarding the election of directors in the Company’s proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the Annual Meeting. Stockholders are not required to take any action at this time.

Ingevity: Purify, Protect and Enhance

Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Materials, which includes activated carbon; Advanced Polymer Technologies, which includes caprolactone polymers; and Performance Chemicals, which includes specialty chemicals and road technologies. Our products are used in a variety of demanding applications, including agrochemicals, asphalt paving, certified biodegradable bioplastics, coatings, elastomers, pavement markings and automotive components. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 1,600 people. The company’s common stock is traded on the New York Stock Exchange (NYSE: NGVT). For more information, visit Ingevity.com.

Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.

Forward-looking statements: This press release contains “forward looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “guidance,” “believes,” “anticipates” or similar expressions. Forward looking statements may include, without limitation, anticipated timing, results, charges and costs of any current or future repositioning of our Performance Chemicals segment, including the announced review of strategic alternatives for the Industrial Specialties product line and North Charleston, South Carolina crude tall oil refinery, the oleo-based product refining transition, closure of our plants in Crossett, Arkansas and DeRidder, Louisiana; leadership transitions within our organization; the potential benefits of any acquisition or investment transaction, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; litigation-related strategies and outcomes; and markets for securities. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward looking statements, or that could cause other forward looking statements to prove incorrect, include, without limitation, charges, costs or actions, including adverse legal or regulatory actions, resulting from, or in connection with, the current or future repositioning of our Performance Chemicals segment, including the announced review of strategic alternatives for the Industrial Specialties product line and North Charleston, South Carolina crude tall oil refinery, the oleo-based product refining transition, closure of our plants in Crossett, Arkansas and DeRidder, Louisiana; losses due to resale of crude tall oil at less than we paid for it; leadership transitions within our organization; adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and the Russia Ukraine war and conflict in the middle east; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient raw materials, or any material increase in the cost to acquire such raw materials; issues with or integration of future acquisitions and other investments; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes; and the other factors detailed from time to time in the reports we file with the Securities and Exchange Commission (the “SEC”), including those described in Part I, Item 1A. Risk Factors in our most recent Annual Report on Form 10 K as well as in our other filings with the SEC. These forward looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward looking statements contained in this press release.

Important Additional Information Regarding Proxy Solicitation: Ingevity intends to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for Ingevity’s 2025 annual meeting of stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”). Ingevity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the 2025 Annual Meeting. Additional information regarding the identity of these potential participants and their respective interests in Ingevity by security holdings or otherwise will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting. Information relating to the foregoing can also be found in Ingevity’s definitive proxy statement for its 2024 annual meeting of stockholders, filed with the SEC on March 11, 2024 (the “2024 Proxy Statement”). Please refer to the sections captioned “Ownership of Equity Securities,” “Director Compensation,” “Compensation Discussion and Analysis” and “Compensation Tables and Other Matters” in the 2024 Proxy Statement. To the extent the holdings of such participants in Ingevity’s securities have changed since the amounts described in the 2024 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including: Forms 4 filed by Mary Dean Hall on April 23, 2024 and February 21, 2025; Form 4 filed by Steve Hulme on February 21, 2025; Form 4 filed by Ed Woodcock on February 21, 2025; Form 4 filed by Benjamin (Shon) Wright on April 26, 2024; Form 4 filed by Dan Sansone on April 26, 2024; Form 4 filed by Karen Narwold on April 26, 2024; Form 4 filed by Fred Lynch on April 26, 2024; Form 4 filed by Bruce Hoechner on April 26, 2024; Form 4 filed by Diane Gulyas on April 26, 2024; Form 4 filed by Jean Blackwell on April 26, 2024; Forms 4 filed by Rich White on July 3, 2024 and February 21, 2025; Form 3 filed by Ryan Fisher on April 8, 2024 and Forms 4 filed by Ryan Fisher on May 7, 2024, July 8, 2024 and February 21, 2025; Forms 4 filed by Phillip Platt on August 13, 2024 and February 21, 2025; Form 3 filed by Terry Dyer on August 13, 2024; Forms 4 filed by Luis Fernandez-Moreno on April 26, 2024 and October 4, 2024; and Form 3 filed by Kevin Willis on December 19, 2024 and Forms 4 filed by Kevin Willis on December 19, 2024 and January 3, 2025. Additional information can also be found in Ingevity’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 19, 2025. Details concerning the nominees of Ingevity’s Board of Directors for election at the 2025 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING INGEVITY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the Proxy Statement (and any amendments or supplements thereto) and other documents filed by Ingevity with the SEC, are available free of charge at the SEC’s website at http://www.sec.gov and at Ingevity’s investor relations website at http://ir.ingevity.com.

Contacts

Media:
Caroline Monahan
843-740-2068
media@ingevity.com

Kara Brickman / Greg Klassen
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Investors:
John E. Nypaver, Jr.
843-740-2002
investors@ingevity.com

On February 25, 2025, Ingevity Corporation also shared the following letter with its employees.

February 25, 2025

Dear Colleagues:

Earlier today, Vision One Management Partners, a stockholder of Ingevity, issued a presentation expressing its views regarding our company and strategy and nominating four candidates to stand for election to Ingevity’s Board of Directors. I wanted to share some context about this matter.

At Ingevity, we respect and value the views of all our stockholders, and we regularly solicit feedback from and engage with members of the investment community about our strategy, performance and business goals. Along these lines, we previously met with Vision One to better understand their perspectives and share ours. Our Nominating and Governance Committee also carefully considered and interviewed each of Vision One’s director nominees. At the conclusion of this process, the Committee determined that each of the candidates lacked relevant sector or public company executive experience and ultimately decided not to recommend any of them to the board.

In an effort to advance a constructive resolution with Vision One, we offered to work collaboratively with them to identify a mutually agreed director candidate that had expertise aligned with the needs of our company and our strategy at this time. Vision rejected our efforts to engage constructively, and while the Ingevity Board remains open to resolving this matter constructively with Vision One, we will  only do so in a manner that serves the best interest of the company and all Ingevity stockholders.

We issued a public response https://ir.ingevity.com/news-releases/news-releases-details/2025/Ingevity-Highlights-Significant-Momentum-on-Actions-Underway-to-Drive-Improved-Performance-and-Value-Creation/default.aspx outlining the Board and management team’s views and actions we are taking to create value. We firmly believe that Ingevity’s premier activated carbon platform, leading specialty chemicals business, global footprint and talented employees provide a strong foundation for profitable growth.

With this in mind, I want to emphasize that it is business as usual. Today’s news has no impact on our strategic objectives or daily operations and should not distract you from your day-to-day responsibilities. As our recently announced full-year 2024 results show, our performance improvement initiatives are driving positive momentum across our businesses. Since stepping into the role of interim CEO, I have seen firsthand the dedication of this team, and I know that with focus, we can execute.

As always, please continue to work safely. Thank you for your commitment to Ingevity, our customers and each other.

Best Regards,
Luis Fernandez-Moreno

Consistent with usual policies, please direct inquiries about this news from media or anyone outside of our company to Caroline Monahan at 843-740-2068 or media@ingevity.com. Stockholder inquiries should be directed to John E. Nypaver, Jr. at 843-740-2002 or investors@ingevity.com.

Important Additional Information Regarding Proxy Solicitation: Ingevity intends to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for Ingevity’s 2025 annual meeting of stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”). Ingevity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the 2025 Annual Meeting. Additional information regarding the identity of these potential participants and their respective interests in Ingevity by security holdings or otherwise will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting. Information relating to the foregoing can also be found in Ingevity’s definitive proxy statement for its 2024 annual meeting of stockholders, filed with the SEC on March 11, 2024 (the “2024 Proxy Statement”). Please refer to the sections captioned “Ownership of Equity Securities,” “Director Compensation,” “Compensation Discussion and Analysis” and “Compensation Tables and Other Matters” in the 2024 Proxy Statement. To the extent the holdings of such participants in Ingevity’s securities have changed since the amounts described in the 2024 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including: Forms 4 filed by Mary Dean Hall on April 23, 2024 and February 21, 2025; Form 4 filed by Steve Hulme on February 21, 2025; Form 4 filed by Ed Woodcock on February 21, 2025; Form 4 filed by Benjamin (Shon) Wright on April 26, 2024; Form 4 filed by Dan Sansone on April 26, 2024; Form 4 filed by Karen Narwold on April 26, 2024; Form 4 filed by Fred Lynch on April 26, 2024; Form 4 filed by Bruce Hoechner on April 26, 2024; Form 4 filed by Diane Gulyas on April 26, 2024; Form 4 filed by Jean Blackwell on April 26, 2024; Forms 4 filed by Rich White on July 3, 2024 and February 21, 2025; Form 3 filed by Ryan Fisher on April 8, 2024 and Forms 4 filed by Ryan Fisher on May 7, 2024, July 8, 2024 and February 21, 2025; Forms 4 filed by Phillip Platt on August 13, 2024 and February 21, 2025; Form 3 filed by Terry Dyer on August 13, 2024; Forms 4 filed by Luis Fernandez-Moreno on April 26, 2024 and October 4, 2024; and Form 3 filed by Kevin Willis on December 19, 2024 and Forms 4 filed by Kevin Willis on December 19, 2024 and January 3, 2025. Additional information can also be found in Ingevity’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 19, 2025. Details concerning the nominees of Ingevity’s Board of Directors for election at the 2025 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING INGEVITY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the Proxy Statement (and any amendments or supplements thereto) and other documents filed by Ingevity with the SEC, are available free of charge at the SEC’s website at http://www.sec.gov and at Ingevity’s investor relations website at http://ir.ingevity.com.